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                                                                     EXHIBIT 5.1

                           Fulbright & Jaworski l.l.p.
                   A Registered Limited Liability Partnership
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095
                                www.fulbright.com

telephone: (713) 651-5151          facsimile:                     (713) 651-5246

                                 August 19, 2003

Yellow Corporation
10990 Roe Avenue
Overland Park, Kansas  66211

Ladies and Gentlemen:

     We have acted as counsel for Yellow Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 27,000,000 shares (the "Shares") of the Company's common stock, $1.00 par value, to be issued upon the terms and subject to the conditions set forth in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (the "Registration Statement") relating thereto to be filed with the Securities and Exchange Commission by the Company. The Shares are to be issued in connection with the merger (the "Merger") of Roadway Corporation, a Delaware corporation ("Roadway"), with and into Yankee LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the "Sub"), pursuant to an Agreement and Plan of Merger, dated as of June 8, 2003 (the "Merger Agreement"), by and among the Company, the Sub and Roadway.

     In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and exhibits thereto, the Merger Agreement and exhibits and schedules thereto, the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the corporate proceedings with respect to the Merger and the proposed issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion contained herein.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares proposed to be issued by the Company in connection with the Merger have been duly authorized for issuance and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.


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Yellow Corporation
August 19, 2003
Page 2

     The opinion expressed herein relates solely to, is based solely upon and is limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Fulbright & Jaworski L.L.P.